Exhibit 8.1

[SHEARMAN & STERLING LLP LETTERHEAD]

December 3, 2003

Votorantim Celulose e Papel S.A.

Alameda Santos, 1357—8º andar,

01419-908 São Paulo, São Paulo

Federative Republic of Brazil

Registration Statement No. 333-110692

Exhibit 8.1—U.S. Tax Opinion

Ladies and Gentlemen:

We are acting as special United States federal income tax counsel to Votorantim Celulose e Papel S.A., a sociedade anônima organized under the laws of the Federative Republic of Brazil (the “Company”), in connection with the filing by the Company of a registration statement on Form F-3, Registration No. 333-110692 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) relating to the Company’s registration of American Depositary Shares (such shares referred to herein as the “Shares”), as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

In our opinion, the summary under the heading “Taxation—U.S. federal income tax consequences” in the Prospectus accurately describes, subject to the limitations stated therein, the material United States federal income tax consequences of the purchase, ownership and disposition of the Shares by U.S. holders as described therein. The foregoing opinion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/    Shearman & Sterling LLP